Exhibit 23(b)

MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Learning Media International, Inc., of our report dated August 20, 2008 on our review of the financial statements of Learning Media International, Inc. as of May 31, 2008, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the three-month period ended May 31, 2008 and May 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

September 12, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501